Exhibit 10.1

MUTUAL SEPARATION AGREEMENT

THIS MUTUAL SEPARATION AGREEMENT (this “Agreement”), is entered into by and among James Caparro (hereinafter, the “Executive”), Entertainment Distribution Company, Inc. (formerly, Glenayre Technologies, Inc.), a Delaware corporation (the “Company”), Glenayre Electronics, Inc., a Delaware corporation and subsidiary of the Company (“GEI”), and Entertainment Distribution Company, LLC, a Delaware limited liability company and subsidiary of the Company (“LLC”).

WHEREAS, GEI, LLC and Executive are parties to that certain Letter Agreement dated May 9, 2005 regarding Executive’s employment by LLC, as amended by that certain Letter Agreement dated November 6, 2006 among the Company, GEI and Executive regarding Executive’s employment by the Company and GEI (as so amended, the “Employment Agreement”);

WHEREAS, the Executive is currently employed as (i) President and Chief Executive Officer of the Company and serves as a Director on the Company’s board of directors (the “Board”), (ii) President and Chief Executive Officer of GEI, (iii) President and Chief Executive Officer of LLC and serves as a Director on LLC’s board of directors (the “LLC Board”), and (iv) serves as a director of Entertainment Distribution Holding GMBH and/or Entertainment Distribution Company GMBH (collectively, “GMBH”);

WHEREAS, the Company, GEI and LLC  together with Executive have mutually agreed that it is in their respective best interests to bring the employment of the Executive to an end, in accordance with the term and conditions of this Agreement; and

WHEREAS, the parties wish to set forth their mutual understanding concerning Executive’s (i) separation from employment with each of the Company, GEI and the LLC and (ii) continuing role as a non-executive member of the LLC Board,  including with respect to the continuation of compensation, benefits and the other matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Effective Date.  The Executive’s last day of employment as President and Chief Executive Officer of each of the Company, GEI and LLC shall be November 5, 2007 (the “Effective Date”).  On the Effective Date, Executive shall also cease to serve as a member of the Board and as a director of GMBH and in any other capacity with the Company’s subsidiaries and affiliates, except as set forth in Section 2 of this Agreement.

2.  Role at LLC.  From and after the Effective Date and until termination of this Agreement pursuant to Section 7 hereof, Executive shall continue on the LLC Board serving as non-executive Chairman.  During the term hereof, Executive shall devote his business attention and ability to the performance of his duties as non-executive Chairman, and shall not seek or obtain any other employment or perform any services for or on behalf of any other person or entity; provided that Executive may continue to serve on the Board of Directors of The TJ Martel Foundation.

3.  Consideration.  In consideration of the Executive’s agreement to terminate his employment with the Company, GEI, LLC and their affiliates and in consideration of his continuing role as non-executive Chairman of the LLC Board, the Executive shall receive the payments and benefits described in this Section 3.  The Executive acknowledges and agrees that the payment and benefits provided in this Section 3 are in full satisfaction of any amounts provided for in the Employment

Agreement, and are conditioned upon the Executive’s execution and non-revocation of this Agreement.  The Executive acknowledges and agrees that he is not entitled to, and will not receive, any wage, commission, bonus, vacation, sick, personal, severance, expense, or other reimbursement or other payments or benefits from the Company, LLC or any of their affiliates, other than those provided in this Section 3.  This Agreement supersedes and replaces all provisions of the Employment Agreement relating to compensation, benefits and severance.

a.           Cash Compensation.  In consideration for execution of this Agreement and Executive’s continued service as non-executive Chairman of the LLC Board, the Company shall make to Executive (i) eight semi-monthly payments of $31,250 commencing on the regular payroll date on or about November 15, 2007 and continuing on the same and last payroll day of November, 2007 and each of the succeeding and ensuing three calendar months thereafter, (ii) a single payment of $62,500 on or before March 15, 2008, and (iii) a lump sum payment of $687,500 on the first payroll payment date in January 2008 (collectively the “Installment Payments”).  In addition, on or before November 15, 2007, the Company shall make a final payment of accrued salary through November 2, 2007, accrued but unused vacation up to $40,000 and any related 401(k) matching contribution to Executive accrued and owed to Executive in connection with his employment for any period prior to, through and including November 2, 2007.  Further, within ten days after Executive’s submission of supporting evidence of the same, the Company shall reimburse Executive for all expenses incurred by Executive in connection with his employment for any period prior to, through and including the Effective Date, so long as such expenses conform to the Company’s reimbursement policy described in Section 6 below.  In addition to the foregoing, Executive shall remain entitled to receive all accrued and vested benefits owed to Executive under each of the Company's 401(k) plan and deferred compensation plan, which benefits shall remain payable in accordance with the terms of the governing plan under which such benefits are provided.

b.           Acceleration of Payments.  In the event that there is a sale or disposition of all or substantially all of the assets of the Company or LLC, or a sale or disposition of a majority of the outstanding equity of LLC, in either case prior to March 15, 2008, within two (2) weeks following the closing of any such event, the Company shall pay to Executive all Installment Payments remaining to be paid under Section 3a. above.

c.           Health Insurance Program.  Notwithstanding anything to the contrary contained in any of the Company’s health and welfare plans or other health insurance programs (collectively, the “Health Insurance Program”), following the Effective Date through October 31, 2008, the Executive and his dependent family members currently participating in such program shall continue to participate pursuant to elections made prior to the Effective Date in the Company’s Health Insurance Program as though the Executive was employed by the Company, at the Company’s expense, or if such continued participation is not permitted by the Health Insurance Program, the Company shall pay the cost of Executive’s continued participation in such program pursuant the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) through October 31, 2008.  Subject to the foregoing, it is the parties’ intent that Executive’s right to elect to continue coverage for himself and his dependent family members under the Health Insurance Program pursuant to COBRA shall occur, commence and continue as measured from and after March 15, 2008.

4.  Withholding Taxes.  The Company reserves the right to withhold applicable taxes from any amounts paid pursuant to this Agreement to the extent required by law.  The Executive shall be responsible for any and all tax liability imposed on amounts paid hereunder.

5.  Provision of Office Space and Equipment.  During the term of this Agreement, the Executive shall be provided with office space in the Company’s New York office and office equipment, including, without limitation, a laptop, Blackberry and email access, in each case, sufficient to enable the Executive to perform his duties as non-executive Chairman of the LLC Board.  Such office space shall be provided for Executive’s use, although Executive may choose to work from an alternative location so long as Executive makes himself available to the Company as required to satisfy his obligations under Section 2 hereof.

6.  Expense Reimbursement.  During the term of this Agreement, LLC shall reimburse Executive for entertainment expenses incurred by him in his capacity as non-executive Chairman so long as such expenses are incurred and approved in accordance with the Company’s expense reimbursement policy, as modified on September 2, 2007 and any individual expense exceeding $1,000 has been pre-approved by the Chief Executive Officer of the Company.

7.  Term.  This Agreement and Executive’s service as non-executive Chairman of the LLC Board shall terminate upon the earlier to occur of (i) the five month anniversary of the date of this Agreement, or (ii) a sale or disposition described in Section 3b. of this Agreement, subject to satisfaction of any payments required by Sections 3 of this Agreement.

8.  Representations and Promises:   The Executive acknowledges and agrees that:

a.           This Agreement is the entire agreement relating to Executive’s service with the Company, GEI, and LLC and any claims or future rights that Executive might have with respect to the Company, GEL and LLC, except as expressly set forth or referenced herein.  This Agreement may be amended only by a written agreement that is signed by all of the parties hereto.  This Agreement is a legally admissible, enforceable agreement governed by Federal law and the laws of New York.

b.           When Executive decided to sign this Agreement, Executive was not relying on any representations that were not in this Agreement.

c.           Executive has not suffered any job-related wrongs or injuries, such as any type of discrimination, for which Executive might still be entitled to compensation or relief in the future.  Executive has properly reported all hours that Executive has worked and Executive has been paid all wages, overtime, commissions, compensation, benefits, and other amounts that the Company or any LLC should have paid Executive in the past.

d.           If the Company, LLC or Executive successfully asserts that any provision in this Agreement is void, the rest of the Agreement shall remain valid and enforceable unless the other party to this Agreement elects to cancel it.  If this Agreement is cancelled by Executive, Executive will repay the consideration and other benefits Executive received for signing it.

e.           If Executive initially did not think any representation Executive is making in this Agreement was true or if Executive initially was uncomfortable making it, Executive has resolved all of his doubts and concerns before signing this Agreement.  Executive has carefully read this Agreement, fully understands what it means, is entering into it knowingly and voluntarily, and all of Executive’s representations in it are true.  The Company would not have given Executive the consideration or other benefits Executive is getting in exchange for this Agreement but for Executive’s representations and promises which Executive is making by signing it.

f.           Executive has been given sufficient time to review this Agreement and has read and understand the terms of this Agreement and has voluntarily accepted these terms.  Executive has consulted with an attorney prior to executing this Agreement.

9.  Return of Company Property.  On or before the termination date set forth pursuant to Section 7 hereof and except as otherwise provided under Section 3(d) of this Agreement, the Executive will return to the Company (i) all files, documents, records, and copies of the foregoing (whether in hard or electronic form), (ii) any other any real, intellectual and/or other property belonging to the Company or LLC or materials containing the Company’s or LLC’s confidential information in the Executive’s possession or control and (iii) any other Company or LLC property requested by the Company.

10.  Communication.  Executive agrees to refrain from making any disparaging, derogatory or negative statements about the Company, GEI, LLC or any of their affiliates, or any of their past or present officers, directors, agents or employees.  The Company, GEI and LLC agree to refrain from making and agree to cause their present officers, directors, agents or employees to refrain from making any disparaging, derogatory or negative statements about Executive.  In addition, the Company shall provide Executive with a copy of any public announcement, disclosure, statement or other communication (including the Form 8-K to be filed by the Company upon execution of this Agreement) concerning Executive’s prior relationship with or separation from service from any one or more of Company, GEI, LLC or GMBH, prior to its release or filing with the Securities and Exchange Commission.

11.  Confidential Information.  Executive acknowledges that, in connection with his employment, Executive has acquired or had access to non-public information that the Company and LLC treat as proprietary or confidential, including, without limitation, information relating to the Company’s and LLC’s business, operations, assets, investments and strategic plans. Executive agrees to maintain the confidentiality of such information and not disclose or make such information available to any third party, without the prior written consent of the Company.  All such confidential information shall continue to be subject to the restrictions and exceptions set forth in Section 4 of the Employment Agreement, which section shall continue in full force and effect in accordance with the terms thereof following execution of this Agreement.

12.  Ownership Interests in LLC.  The parties acknowledge that Executive owns certain “Class B Units,” “Tier One Profits Interests,” “Tier Two Profits Interests” and “Tier Three Profits Interests” (each as identified or defined under the Employment Agreement (including in particular Section 3(j) thereof) and the LLC Agreement and all being collectively referred to herein as the “Subject LLC Interests”) in the LLC which were previously or are currently acquired, held or issued in Executive’s name.  The parties acknowledged that Executive has met the conditions set forth in Section 3(j) of the Employment Agreement with respect to the vesting of the Subject LLC Interests referenced in such Section 3(j).  Nothing in this Agreement shall impair, amend, alter or in any way affect Executive’s continuing ownership of the Subject LLC Interests or Executive’s continuing rights under the LLC Agreement, the provisions of that certain letter agreement dated May 31, 2005 from GEI pertaining to such Subject LLC Interests, any provisions of the Employment Agreement relating to such Subject LLC Interests and any other written agreements relating thereto.

13.  Continuation of Certain Terms of Employment Agreement.  The parties acknowledge that the confidential information, non-competition and non-solicitation and ownership of intellectual property provisions set forth in Sections 4, 5 and 6 of the Employment Agreement shall continue in full force and effect in accordance with the terms thereof.

14.  Effect on other Documents and Agreements.  Nothing in this Agreement shall impair, alter or in any way affect either (i) the provisions of any one or more of that certain Limited Liability Company Agreement of Entertainment Distribution Company, LLC dated effective March 17, 2005 or the articles of formation, by-laws or other governing constituent documents for any one or more of the Company, GEI, LLC, or GMBH (collectively the "Companies") including, without limit, any provisions extending any rights of indemnification or defense to Executive in his capacity as an employee, officer, director, representative, agent or fiduciary of any of the Companies or (ii) Executive's right to receive coverage under, and in accordance with the terms of, the liability insurance policies, if any, currently maintained by any one or more of the Companies for the benefit of their past or present employees, officers, directors, representatives, agents or fiduciaries, as such policies shall be amended, modified or otherwise altered by the Companies from time to time.

15.  Remedies for Early Termination.  If the Company terminates Executive’s position as non-executive Chairman on the LLC Board prior to the termination of this Agreement pursuant to Section 7 of this Agreement, the Company shall promptly make all remaining payments required to be made to Executive pursuant to Section 3 of this Agreement, or if necessary to continue to qualify for exclusion from the provisions of Rule 409A of the Internal Revenue Code, shall continue to make such payments on the schedule set forth in Section 3 of this Agreement.  If Executive terminates his position as non-executive Chairman on the LLC Board prior to the termination of this Agreement pursuant to Section 7 of this Agreement, the Company shall have no further obligation to make any payments to Executive pursuant to Section 3 of this Agreement from the date of such termination.

16.  Acknowledgement.  The Executive acknowledges that he has read this Agreement, fully understands its content and effect, and without duress or coercion, knowingly and voluntarily assents to its terms.

17.  Miscellaneous.  This Agreement shall be subject to and governed by the laws of the State of New York.  This Agreement constitutes the entire agreement between the parties and supersedes all previous communications between the parties with respect to the subject matter of this Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No amendment to this Agreement shall be binding upon either party unless in writing and signed by or on behalf of such party.  This Agreement may be executed in counterparts, each of which shall be binding on the parties and have the full legal effect of the original.

[Signatures contained on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement on the respective dates specified below.

/s/ James Caparro
JAMES CAPARRO

Date: November 5, 2007

COUNTERPART SIGNATURE PAGE

ENTERTAINMENT DISTRIBUTION COMPANY, INC.

By: /s/ Clarke H. Bailey
Name: Clarke H. Bailey
Title: Chairman

Date: November 5, 2007

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COUNTERPART SIGNATURE PAGE

GLENAYRE ELECTRONICS, INC.

By: /s/ Clarke H. Bailey
Name: Clarke H. Bailey
Title: Chairman

Date: November 5, 2007

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COUNTERPART SIGNATURE PAGE

ENTERTAINMENT DISTRIBUTION COMPANY, LLC

By: /s/ Clarke H. Bailey
Name: Clarke H. Bailey
Title: Chairman

Date: November 5, 2007